Exhibit 2.2

PURCHASE AND SALE AGREEMENT

between

DCP Midstream, LP,

and

DCP Midstream Partners, LP

August 5, 2013

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1	Certain Defined Terms	1
1.2	Other Definitional Provisions	8
1.3	Headings	8
1.4	Other Terms	9
ARTICLE II PURCHASE AND SALE OF THE SUBJECT INTERESTS		9
2.1	The Transaction	9
2.2	Purchase Price	9
ARTICLE III ADJUSTMENTS AND SETTLEMENT		9
3.1	Adjustments	9
3.2	Preliminary Settlement Statement	9
3.3	Final Settlement Statement	9
3.4	Dispute Procedures	10
3.5	Payments	10
3.6	Access to Records	10
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MIDSTREAM		10
4.1	Organization, Good Standing, and Authority	10
4.2	Enforceability	11
4.3	No Conflicts	11
4.4	Consents, Approvals, Authorizations and Governmental Regulations	11
4.5	Taxes	11
4.6	Litigation; Compliance with Laws	12
4.7	Contracts	13
4.8	Intellectual Property	13
4.9	[Reserved]	13
4.10	[Reserved]	13
4.11	Preferential Rights to Purchase	13
4.12	Broker's or Finder's Fees	13
4.13	Compliance with Property Instruments	13
4.14	Environmental Matters	14
4.15	Employee Matters	14
4.16	Benefit Plan Liabilities	14
4.17	No Foreign Person	14
4.18	Title; Capitalization of the Subject Interests	14
4.19	Subsidiaries and Other Equity Interests	15
4.20	Bank Accounts	15
4.21	[Reserved]	15
4.22	[Reserved]	15
4.23	[Reserved]	15
4.24	Undisclosed Liabilities	15
4.25	No Other Representations or Warranties; Schedules	15

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF MLP		16
5.1	Organization, Good Standing, and Authorization	16
5.2	Enforceability	16
5.3	No Conflicts	16
5.4	Consents, Approvals, Authorizations and Governmental Regulations	16
5.5	Litigation	16
5.6	Independent Investigation	16
5.7	Broker's or Finder's Fees	17
5.8	Investment Intent	18
5.9	Available Funds	18
ARTICLE VI COVENANTS		18
6.1	[Reserved]	18
6.2	[Reserved]	18
6.3	[Reserved]	18
6.4	[Reserved]	18
6.5	[Reserved]	18
6.6	Preservation of Records	18
6.7	[Reserved]	18
6.8	[Reserved]	18
6.9	Tax Covenants; Preparation of Tax Returns	19
6.10	Further Assurances	19
ARTICLE VII CONDITIONS TO CLOSING		19
7.1	MIDSTREAM's Conditions	19
7.2	MLP's Conditions	20
7.3	Exceptions	20
ARTICLE VIII CLOSING		20
8.1	Time and Place of Closing	20
8.2	Deliveries at Closing	21
ARTICLE IX INDEMNIFICATION		21
9.1	Indemnification by MLP	21
9.2	Indemnification by MIDSTREAM	21
9.3	Deductibles, Caps, Survival and Certain Limitations	22
9.4	Notice of Asserted Liability; Opportunity to Defend	23
9.5	Materiality Conditions	25
9.6	Exclusive Remedy	25
9.7	Negligence and Strict Liability Waiver	25
9.8	Limitation on Damages	25
9.9	Bold and/or Capitalized Letters	26
ARTICLE X MISCELLANEOUS PROVISIONS		26
10.1	Expenses	26
10.2	Further Assurances	26
10.3	Transfer Taxes	26
10.4	Assignment	26
10.5	Entire Agreement,, Amendments and Waiver	26

ii

10.6	Severability	27
10.7	Counterparts	27
10.8	Governing Law, Dispute Resolution and Arbitration	27
10.9	Notices and Addresses	29
10.10	Press Releases	30
10.11	Offset	31
10.12	No Partnership; Third Party Beneficiaries	31
10.13	Negotiated Transaction	31

Schedules
1.1(a)        Excluded Assets
1.1(b)        MIDSTREAM's Knowledge
1.1(c)        Permitted Encumbrances
1.1(d)        Reserved Liabilities
4.4        Required Consents
4.5        Taxes
4.6        Litigation
4.13        Real Property Matters
4.14        Environmental Matters
4.20        Bank Accounts
4.24        Undisclosed Liabilities

Exhibit
A        Form of Subject Interests Assignment Agreement
B        Form of Assignment and Assumption Agreement

iii

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (“Agreement”) is dated as of August 5, 2013 (the “Effective Date”) and is by and among DCP Midstream, LP, a Delaware limited partnership (“MIDSTREAM”), and DCP Midstream Partners, LP, a Delaware limited partnership (“MLP”). MIDSTREAM and MLP are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.
RECITALS
A.    MIDSTREAM owns all of the membership interests (the “Subject Interests”) of DCP Midstream Front Range LLC, a Delaware limited liability company (“Front Range”), which owns a 33.33% membership interest in Front Range Pipeline LLC (“FRP”);
B.    FRP is constructing a 433 mile 16 inch NGL pipeline from Ft. Lupton, Colorado to the vicinity of Skellytown, Texas (“Front Range Pipeline”);
C.    WHEREAS, MIDSTREAM desires to sell and assign to MLP, and MLP desires to purchase and accept from MIDSTREAM, the Subject Interests, upon the terms and conditions of this Agreement.
FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1Certain Defined Terms. Capitalized terms used herein and not defined elsewhere in this Agreement shall have the meanings given such terms as is set forth below.

“Affiliate” means, when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person as of the time or for the time periods during which such determination is made. For purposes of this definition “control”, when used with respect to any specified Person, means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Arbitral Dispute” means any dispute, claim, counterclaim, demand, cause of action, controversy and other matters in question arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort, or otherwise, (c) provided for by applicable Law or otherwise, or (d) seeking damages or any other relief, whether at Law, in equity, or otherwise.
“Arbitration Rules” shall have the meaning given such term in Section 10.8(d).

“Assets” shall mean the Front Range Pipeline and all of the assets and properties of FRP pursuant to the Operating Agreements, except for the Excluded Assets.
“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement between MIDSTREAM and MLP in substantially the form of Exhibit B.
“Assumed Obligations” shall mean any and all obligations and liabilities with respect to or arising out of (i) the Operating Agreements (ii) the ownership of the Subject Interests, but shall not include Reserved Liabilities.
“Benefit Plan” shall mean any of the following: (a) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of ERISA, and (b) any other material employee benefit agreement or arrangement, including a deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, non-competition agreement, consulting agreement, vacation policy, and other similar plan, agreement and arrangement.
“Business Day” shall mean any day, other than Saturday and Sunday, on which federally-insured commercial banks in Denver, Colorado are generally open for business and capable of sending and receiving wire transfers.
“Casualty Loss” shall mean, with respect to all or any portion of the Assets, any destruction by fire, storm or other casualty, or any condemnation or taking or threatened condemnation or taking, of all or any portion of the Assets.
“Claim” shall mean any demand, demand letter, claim or notice by a Third Person of noncompliance or violation or Proceeding.
“Claim Notice” shall have the meaning given such term in Section 9.3(c).
“Closing” shall have the meaning given such term in Section 8.1.
“Closing Date” shall have the meaning given such term in Section 8.1.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” shall mean efforts which are reasonably within the contemplation of the Parties on the date hereof, which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.
“Defensible Title” shall mean, to MIDSTREAM's Knowledge, that FRP has good and indefeasible title to the Assets free and clear of Liens other than Permitted Encumbrances.

“Effective Date” shall have the meaning given such term in the introductory paragraph.
“Environmental Law” shall mean any and all Laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority in existence at the Effective Time pertaining to employee health, public safety, pollution or the protection of the environment or natural resources or to Hazardous Materials in any and all jurisdictions in which the party in question owns property or conducts business or in which the Assets are located, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970 (to the extent relating to environmental matters), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state or local Laws implementing or substantially equivalent to the foregoing federal Laws, and any state or local Laws pertaining to the handling of oil and gas exploration, production, gathering, and processing wastes or the use, maintenance, and closure of pits and impoundments.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Excluded Assets” shall mean all of the following:
(a)    Any deposits or pre-paid items attributable to the operation of the Assets not paid by or on behalf of Front Range;
(b)    [Reserved];
(c)    Claims for refund of or loss carry forwards with respect to (i) Taxes attributable to the business of Front Range for any period prior to the Closing Date or (ii) any Taxes attributable to any of the Excluded Assets;
(d)    All work product of MIDSTREAM or its Affiliates' attorneys, records relating to the negotiation and consummation of the transactions contemplated hereby and documents that are subject to a valid attorney client privilege; and
(e)    All rights to claim coverage or benefits under any insurance policies or coverage applicable to Front Range or the Assets, including self-insurance and insurance obtained through a captive insurance carrier.
“Exhibits” shall mean any and/or all of the exhibits attached to and made a part of this Agreement.
“Final Settlement Statement” shall have the meaning given such term in Section 3.3.
“FRP” shall have the meaning given such term in Recital A.
“Front Range” shall have the meaning given such term in Recital A.

“Front Range Pipeline” shall have the meaning given such term in Recital B.
“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied.
“Governmental Authorities” shall mean (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.
“Hazardous Materials” shall mean: (a) any wastes, chemicals, materials or substances defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import, under any Environmental Law; (b) any hydrocarbon or petroleum or component thereof, (including, without limitation, crude oil, natural gas, natural gas liquids, or condensate that is not reasonably and commercially recoverable; (c) oil and gas exploration or production wastes including produced water; (d) radioactive materials (other than naturally occurring radioactive materials), friable asbestos, mercury, lead based paints and polychlorinated biphenyls; (e) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority; or (f) any regulated constituents or substances in concentrations or levels that exceed numeric or risk-based standards established pursuant to Environmental Laws.
“Indemnified Party” or “Indemnitee” shall have the meaning given such term in Section 9.4(a).
“Indemnifying Party” or “Indemnitor” shall have the meaning given such term in Section 9.4(a).
“Independent Accountants” shall mean Deloitte & Touche.
“Interest Rate” shall mean three (3) months LIBOR plus one-half percent (0.5%) basis points.
“Laws” shall mean all applicable statutes, laws (including common law), regulations, rules, rulings, ordinances, orders, restrictions, requirements, writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.
“Lien” shall mean any lien, mortgage, pledge, claim, charge, security interest or other encumbrance, option or defect on title.
“LIBOR” shall mean the British Bankers' Association interbank offered rates as of 11:00 a.m. London time for deposits in dollars that appear on the relevant page of the Reuters service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such British Bankers' Association rates.
“Loss” or “Losses” shall mean any and all damages, demands, payments, obligations, penalties, assessments, disbursements, claims, costs, liabilities, losses, causes of action, and expenses, including interest, awards, judgments, settlements, fines, fees, costs of defense and reasonable attorneys' fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.
“Material Adverse Effect” shall mean a single event, occurrence or fact, or series of events, occurrences or facts, that, alone or together with all other events, occurrences or facts (a) would have an adverse change in or effect on Front Range or the Assets (including the cost to remedy, replace or obtain same) taken as a whole, in excess of $4,300,000 or (b) would result in the prohibition or material delay in the consummation of the transactions contemplated by this Agreement, excluding (in each case) matters that are generally industry-wide developments or changes or effects resulting from changes in Law or general economic, regulatory or political conditions.
“Materiality Condition” shall have the meaning given such term in Section 9.5.
“MIDSTREAM” shall have the meaning given such term in the introductory paragraph.
“MIDSTREAM's Indemnitees” shall have the meaning given such term in Section 9.1.
“MIDSTREAM's Knowledge” or the “Knowledge of MIDSTREAM” or any similar term, shall mean the actual knowledge of (a) any officer of MIDSTREAM having a title of Vice President or higher, and (b) the individuals listed on Schedule 1.1(b).
“MIDSTREAM's Required Consents” shall have meaning given such term in Section 4.4.
“MLP” shall have the meaning given such term in the introductory paragraph.
“MLP Indemnitees” shall have the meaning given such term in Section 9.2.
“MLP's Knowledge” or the “Knowledge of MLP” or any similar term, shall mean the actual knowledge of any officer of MLP having a title of Vice President or higher.
“Notice Period” shall have the meaning given such term in Section 9.4(c).
“Operating Agreements” shall mean the First Amended and Restated Limited Liability Company Agreement of Front Range Pipeline LLC effective as of March 20, 2012, as amended, the Operating Agreement between Enterprise Products Operating LLC and Front Range Pipeline LLC effective as of March 20, 2012, the Construction Agreement by and between Enterprise Products Operating LLC and Front Range Pipeline LLC effective as of March 20, 2012 and the Delegation of Construction Management Agreement among Enterprise Products Operating LLC, WGR Asset Holding Company LLC, DCP Midstream Front Range Pipeline LLC and Front Range Pipeline LLC effective as of March 20, 2012.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past practices.

“Permitted Encumbrances” shall mean the following:
(a)    the terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document creating the real property interests, or in any permit or contract;
(b)    Liens for property Taxes and assessments that are not yet due and payable (or that are being contested in good faith by appropriate Proceedings for which adequate reserves in accordance with GAAP have been established on the books of account of Front Range);
(c)    mechanic's, materialmen's, repairmen's and other statutory Liens arising in the Ordinary Course of Business and securing obligations incurred prior to the Effective Date and (i) for which adequate reserves in accordance with GAAP have been established on the books of account of Front Range, or (ii) that are not delinquent and that will be paid and discharged in the Ordinary Course of Business or, if delinquent, that are being contested in good faith with any action to foreclose on or attach any Assets on account thereof properly stayed and for which adequate reserves in accordance with GAAP have been established on the books of account of Front Range;
(d)    utility easements, restrictive covenants, defects and irregularities in title, encumbrances, exceptions and other matters that are of record that, singularly or in the aggregate, will not materially interfere with the ownership, use or operation of the Assets to which they pertain;
(e)    required Third Person consents to assignment, preferential purchase rights and other similar agreements with respect to which consents or waivers are obtained from the appropriate Person for the transaction contemplated hereby prior to Closing or, as to which the appropriate time for asserting such rights has expired as of the Closing without an exercise of such rights;
(f)    any Post-Closing Consent;
(g)    Liens created by MLP or its successors or assigns; and
(h)    the Liens listed on Schedule 1.1(c).
“Person” shall mean any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, or other entity or association.
“Post-Closing Consents” shall mean consents or approvals from, or filings with Governmental Authorities or consents from railroads customarily obtained following the closing of transactions involving the transfer of assets similar to those owned by Front Range, as listed on Schedule 4.4.
“Pre-Closing Capital Contributions” shall mean all accounts payable and pre-Closing capital contributions made by MIDSTREAM under the Operating Agreements.

“Pre-Closing Tax Period” shall mean any taxable period or a portion thereof, ending on or prior to the Closing Date.
“Preliminary Settlement Statement” shall have the meaning given such term in Section 3.2.
“Proceeding” shall mean any action, suit, claim, investigation, review or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority or arbitration or other dispute resolution proceeding.
“Purchase Price” shall have the meaning given such term Section 2.2.
“Qualified Claims” shall have the meaning given such term in Section 9.3(b)(ii).
“Reserved Liabilities” shall mean Losses, and with respect to clause (iii), capital expenditures with respect to:
(i)    except for sales, transfer, use or similar Taxes that are due or should hereafter become due (including penalty and interest thereon) by reason of the sale contemplated by Section 10.3 of this Agreement, the amount of Taxes with respect to Front Range, FRP or the Operating Agreements to the extent related to periods prior to and including the Closing Date;
(ii)    the Excluded Assets and Taxes related thereto; and
(iii)    those matters, if any, described on Schedule 1.1(d).
“Schedules” shall mean any and/or all of the schedules attached to and made a part of this Agreement.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Settlement Notice” shall have the meaning given such term in Section 3.4.
“Subject Interests” shall have the meaning given such term in the Recitals.
“Subject Interests Assignment Agreement” shall mean the Assignment Agreement in substantially the form of Exhibit A covering the conveyance of the Subject Interests by MIDSTREAM to MLP.
“Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.
“Tax Authority” shall mean any Governmental Authority having jurisdiction over the payment or reporting of any Tax.
“Tax Benefits” means the amount by which the Tax liability of the Indemnified Party or any of its Affiliates for a taxable period is actually reduced (including by deduction, reduction in income upon a sale, disposition or other similar transaction as a result of increased tax basis, receipt of a refund of Taxes or use of a credit of Taxes) plus any related interest (net of Taxes payable thereon) received from the relevant Tax Authority, as a result of the incurrence, accrual or payment of any Loss or Tax with respect to which the indemnification payment is being made.
“Tax Return” shall mean any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.
“Third Person” shall mean (i) any Person other than a Party or its Affiliates, and (ii) any Governmental Authority.
“Third Person Awards” shall mean any actual recoveries from Third Persons by the Indemnified Party (including from insurance and third-party indemnification) in connection with the claim for which such party is also potentially liable.
“Transaction Documents” shall mean the Subject Interests Assignment Agreement, the Assignment and Assumption Agreement, that certain Amendment to Services Agreement by and between MIDSTREAM, and MLP and any other document related to the sale, transfer, assignment or conveyance of the Subject Interests to be delivered at Closing.
“Treasury Regulations” shall mean regulations promulgated under the Code.
1.2Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section,” or “subsection” shall be to an Article, Section, or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” means “including, without limitation” and (e) the word “day” or “days” means a calendar day or days, unless otherwise denoted as a Business Day.

1.3Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

1.4 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

ARTICLE II
PURCHASE AND SALE OF THE SUBJECT INTERESTS

2.1The Transaction. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) MIDSTREAM shall sell, transfer, convey, assign and deliver to MLP, and MLP shall purchase, acquire, accept, assume and receive from MIDSTREAM, all of MIDSTREAM's right, title and interest in and to the Subject Interests and (b) MLP shall assume the Assumed Obligations.

2.2Purchase Price.
The total purchase price to be paid by MLP to MIDSTREAM in consideration for the Subject Interests shall be $86,000,000 (the “Purchase Price”). At Closing, MLP to pay to MIDSTREAM, in immediately available funds by wire transfer to an account designated by MIDSTREAM, the Purchase Price.

ARTICLE III
ADJUSTMENTS AND SETTLEMENT

3.1Adjustments.

(a)The value of the Pre-Closing Capital Contributions shall be subject to cash adjustments pursuant to this ARTICLE III.
(b)The Parties shall use all Commercially Reasonable Efforts to agree upon the adjustments set forth in this ARTICLE III, and to resolve any differences with respect thereto. Except as provided herein, no adjustments shall be made after delivery of the Final Settlement Statement.

3.2Preliminary Settlement Statement. Not later than three (3) Business Days before the Closing Date, and after consultation with MLP, MIDSTREAM shall deliver to MLP a written statement (the “Preliminary Settlement Statement”) setting forth the Pre-Closing Capital Contributions and each component therein included in the Purchase Price, as determined in good faith by MIDSTREAM that are described in the definition thereof, with MIDSTREAM's calculation of such items in reasonable detail, based on information then available to MIDSTREAM. The Preliminary Settlement Statement shall also set forth wire transfer instructions for the Closing payments.

3.3Final Settlement Statement. As soon as practicable after receipt of information from the operator of FRP, and after consultation with MLP, MIDSTREAM shall deliver to MLP a revised settlement statement showing in reasonable detail its calculation of the items described in the definition of Pre-Closing Capital Contributions along with other adjustments or payments contemplated in this Agreement (said revised statement and the calculation thereof shall be referred to as the “Final Settlement Statement”).

3.4Dispute Procedures. The Final Settlement Statement shall become final and binding on the Parties on the 45th day following the date the Final Settlement Statement is received by MLP, unless prior to such date MLP delivers written notice to MIDSTREAM of its disagreement with the Final Settlement Statement (a “Settlement Notice”). Any Settlement Notice shall set forth MLP's proposed changes to the Final Settlement Statement, including an explanation in reasonable detail of the basis on which MLP proposes such changes. If MLP has timely delivered a Settlement Notice, MLP and MIDSTREAM shall use good faith efforts to reach written agreement on the disputed items. If the disputed items have not been resolved by MLP and MIDSTREAM by the 30th day following MIDSTREAM's receipt of a Settlement Notice, any remaining disputed items shall be submitted to the Independent Accountants for resolution within ten (10) Business Days after the end of the foregoing 30-day period. The fees and expenses of the Independent Accountants shall be borne fifty percent (50%) by MIDSTREAM and fifty percent (50%) by MLP. The Independent Accountants' determination of the disputed items shall be final and binding upon the Parties, and the Parties hereby waive any and all rights to dispute such resolution in any manner, including in court, before an arbiter or appeal.

3.5Payments. If the final calculated amount as set forth in the Final Settlement Statement exceeds the estimated calculated amount as set forth in the Preliminary Settlement Statement, then MLP shall pay to MIDSTREAM the aggregate amount of such excess, with interest at the Interest Rate (calculated from the Closing Date). If the final calculated amount as set forth in the Final Settlement Statement is less than the estimated calculated amount as set forth in the Preliminary Settlement Statement, then MIDSTREAM shall pay to MLP the aggregate amount of such excess, with interest at the Interest Rate (calculated from the Closing Date). Any payment shall be made within three (3) Business Days of the date the Final Settlement Statement becomes final pursuant to Section 3.4.

3.6Access to Records. The Parties shall grant to each other full access to the records and relevant personnel to allow each of them to make evaluations under this ARTICLE III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MIDSTREAM
MIDSTREAM represents and warrants to MLP as follows:
4.1Organization, Good Standing, and Authority. MIDSTREAM is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Front Range is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The execution and delivery of this Agreement and the other Transaction Documents to which MIDSTREAM is a party and the consummation by MIDSTREAM of the transactions contemplated herein and therein have been duly and validly authorized by all necessary limited partnership action by MIDSTREAM. This Agreement has been duly executed and delivered by MIDSTREAM. MIDSTREAM has all requisite limited partnership power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein.

4.2Enforceability. This Agreement constitutes and, upon execution of and delivery by MIDSTREAM of the other Transaction Documents to which it is a party, such Transaction Documents will constitute, valid and binding obligations of MIDSTREAM, enforceable against such Party in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor's rights generally and general principles of equity.

4.3No Conflicts. The execution, delivery and performance by MIDSTREAM of this Agreement, and the execution, delivery and performance by MIDSTREAM of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby, will not:

(a)Provided all of MIDSTREAM's Required Consents and Post-Closing Consents have been obtained, conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreements to which MIDSTREAM or Front Range is a party or by which any of them, the Subject Interests or the Assets are bound;
(b)Conflict with or violate the organizational documents of MIDSTREAM or Front Range; and
(c)Provided that all of MIDSTREAM's Required Consents and Post-Closing Consents have been obtained, violate any Law applicable to MIDSTREAM, Front Range or the Assets.

4.4Consents, Approvals, Authorizations and Governmental Regulations. Except for (i) Post-Closing Consents, and (ii) as set forth in Schedule 4.4 (the items described in clause (ii) referred to as the “MIDSTREAM's Required Consents”); no order, consent, waiver, permission, authorization or approval of, or exemption by, or the giving of notice to or the registration or filing with any Third Person, is necessary for MIDSTREAM to execute, deliver and perform this Agreement or for MIDSTREAM to execute, deliver and perform the other Transaction Documents to which it is a party.

4.5Taxes. Except as set forth in Schedule 4.5:

(a)Front Range, and to MIDSTREAM's Knowledge, FRP, has not filed an election under Treasury Regulation §301.7701-3 to be classified as a corporation for U.S. federal income tax purposes. Since the date of its formation until Closing, Front Range has been and will be a business entity that will be disregarded for federal income Tax purposes under Treasury Regulation §§301.7701-2 and -3;
(b)Except with respect to ad valorem Taxes for the year in which Closing occurs, all Taxes due and owing or claimed to be due and owing (whether such claim is asserted before or after the Effective Date) from or against Front Range, and to MIDSTREAM's

Knowledge from or against FRP, relating to the Assets, or the operation thereof, prior to the Effective Date have been or will be timely paid in full by, for or on behalf of Front Range or FRP;
(c)All withholding Tax and Tax deposit requirements imposed with respect to Front Range, and to MIDSTREAM's Knowledge with respect to FRP, and applicable to the Assets, or the operation thereof, for any and all periods or portions thereof ending prior to the Effective Date have been or will be timely satisfied in full by for or on behalf of Front Range or FRP;
(d)All Tax Returns that are required to be timely filed for, by, on behalf of or with respect to Front Range, and to MIDSTREAM's Knowledge for, by, or on behalf of or with respect to FRP, before the Effective Date have been or will be filed with the appropriate Governmental Authority; all Taxes shown to be due and payable on such Tax Returns have been or will be paid in full by, for or on behalf of Front Range and to MIDSTREAM's Knowledge, for or on behalf of or with respect to FRP;
(e)Front Range, and to MIDSTREAM's Knowledge, FRP, is not under Tax audit or Tax examination by any Governmental Authority. There are no Claims pending or threatened against Front Range or to the Knowledge of MIDSTREAM pending or threatened against FRP, with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax;
(f)Neither of Front Range, and to MIDSTREAM's Knowledge, FRP, (i) has not agreed to make, nor is required to make, any adjustment under Section 481 of the Code or any comparable provision of state, local or foreign Law by reason of a change in accounting method or otherwise, and (ii) is not a party to or bound by (or will become a party to or bound by) any Tax sharing, Tax indemnity or Tax allocation agreement; and
(g)To MIDSTREAM's Knowledge, FRP has made or will make on its Tax Return for the taxable year that includes the Closing Date, a valid election pursuant to Section 754 of the Code.
4.6Litigation; Compliance with Laws.
(a)There is no injunction, restraining order or Proceeding pending against MIDSTREAM, Front Range, or FRP that restrains or prohibits the consummation of the transactions contemplated by this Agreement.
(b)Except for the litigation and Claims identified on Schedule 4.6, there is no written Claim, investigation or examination pending, against or affecting Front Range (or its assets), before or by any Third Person.
(c)Except for the litigation and Claims identified on Schedule 4.6, to MIDSTREAM's Knowledge, there is no written Claim, investigation or examination pending or threatened, against or affecting FRP or the Assets, before or by any Third Person.
(d)To MIDSTREAM's Knowledge, the Assets have been owned and operated in compliance with applicable Laws, except for any non-compliance which has been timely brought into compliance therewith. Notwithstanding anything herein to the contrary, the provisions of this Section 4.6(d) shall not relate to or cover any environmental matters, which shall be governed by Section 4.14.
4.7Contracts. The Operating Agreements, as applicable, are the only contracts to which Front Range is a party. Front Range is not party to any other contracts that are material to the business of Front Range, taken as a whole. Front Range is not in default and there is no event or circumstance that with notice, or lapse of time or both, would constitute an event of default by the entity under the terms of the Operating Agreements. The Operating Agreements are in full force and effect and to MIDSTREAM's Knowledge, no counter-party to any of the Operating Agreements is in default under the terms of such Operating Agreements.

4.8 Intellectual Property.
(a)To MIDSTREAM's Knowledge neither of MIDSTREAM or Front Range has received any written notice of infringement, misappropriation or conflict with respect to intellectual property from any Person with respect to the ownership, use or operation of the Assets; and
(b)To MIDSTREAM's Knowledge the ownership, use and operation of the Assets have not infringed, misappropriated or otherwise conflicted with any patents, patent applications, patent rights, trademarks, trademark applications, service marks, service mark applications, copyrights, trade names, unregistered copyrights or trade secrets of any other Person.

4.9[Reserved].

4.10[Reserved].

4.11Preferential Rights to Purchase. There are no preferential or similar rights to purchase any portion of the Subject Interests, Front Range or the Assets that will be triggered by this Agreement or the transactions contemplated herein.

4.12Broker's or Finder's Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of MIDSTREAM or any of its Affiliates.

4.13Compliance with Property Instruments. To MIDSTREAM's Knowledge and except as set forth in Schedule 4.13, (a) all of the instruments creating the real property interests are presently valid, subsisting and in full force and effect; (b) there are no violations, defaults or breaches thereunder, or existing facts or circumstances which upon notice or the passage of time or both will constitute a violation, default or breach thereunder; and (c) the Assets are currently being operated and maintained in compliance with all terms and provisions of the instruments creating the real property interests. None of MIDSTREAM or its Affiliates has received or given any written notice of default or claimed default under any such instruments and is not participating in any negotiations regarding any material modifications thereof.

4.14Environmental Matters. Except as set forth in Schedule 4.14:

(a)to MIDSTREAM's Knowledge, the operator of the Assets has not caused or allowed the generation, use, treatment, manufacture, storage, or disposal of Hazardous Materials at, on or from the Assets, except in accordance with all applicable Environmental Laws;
(b)to MIDSTREAM's Knowledge, there has been no release of any Hazardous Materials at, on, from or underlying any of the Assets other than such releases that (i) are not required to be reported to a Governmental Authority, (ii) have been reported to the appropriate Governmental Authority or (iii) were in compliance with applicable Environmental Laws;
(c)to MIDSTREAM's Knowledge, the operator of the Assets has secured all permits required under Environmental Laws for the ownership, use and operation of the Assets and FRP is in compliance with such permits;
(d)MIDSTREAM and its Affiliates, or to MIDSTREAM's Knowledge, the operator of the Assets has not received written inquiry or notice of any actual or threatened Claim related to or arising under any Environmental Law relating to the Assets;
(e)Neither MIDSTREAM nor Front Range is currently operating or required to be operating any of the Assets under any compliance order, a decree or agreement, any consent decree or order, or corrective action decree or order issued by or entered into with any Governmental Authority under any Environmental Law or any Law regarding health or safety in the work place;
(f)to MIDSTREAM's Knowledge, FRP has owned, used and operated the Assets in compliance with Environmental Laws, except for any non-compliance which has been remediated and brought into compliance with Environmental Laws; and
(g)to MIDSTREAM's Knowledge, none of the off-site locations where Hazardous Materials from any of the Assets have been transported, stored, treated, recycled, disposed of or released has been designated as a facility that is subject to a Claim under any Environmental Laws.
4.15Employee Matters. At no time prior to the Effective Time will Front Range have had any employees.

4.16Benefit Plan Liabilities. At no time prior to the Effective Time will Front Range have maintained any Benefit Plans and Front Range shall have no liability with respect to any Benefit Plans.

4.17No Foreign Person. MIDSTREAM is not a “foreign person” as defined in Section 1445 of the Code and in any regulations promulgated thereunder.

4.18Title; Capitalization of the Subject Interests.

(a)The Subject Interests (i) constitute 100% of the outstanding ownership interests in Front Range, (ii) were duly authorized, validly issued, fully paid and non-assessable and (iii) were not issued in violation of any pre-emptive rights.
(b)MIDSTREAM has good and valid title to the Subject Interests and, except as provided or created by its limited liability company agreement or other organizational or governance documents, the Securities Act or applicable securities Laws, the Subject Interests are free and clear of any (i) restrictions on transfer, Taxes, Liens, Claims, or Proceedings or (ii) encumbrances, options, warrants, purchase rights, contracts, commitments, equities or demands to the extent any of the same contain or create any right to acquire all or any right in or to the Subject Interests.
(c)There are no existing rights, agreements or commitments of any character obligating Front Range to issue, transfer or sell any additional ownership rights or interests or any other securities (debt, equity or otherwise) convertible into or exchangeable for such ownership rights or interests or repurchase, redeem or otherwise acquire any such interest.
(d)Front Range owns Defensible Title to a 33.33% ownership interest in and to FRP, free and clear of any Liens, except Permitted Encumbrances and subject to the terms of the Operating Agreements.

4.19Subsidiaries and Other Equity Interests. With the exception of FRP, Front Range does not have any Subsidiaries or own, directly or indirectly, any equity interest in any other Person other than FRP.

4.20Bank Accounts. Except as set forth on Schedule 4.20, Front Range has no accounts or safe-deposit boxes with banks, trust companies, savings and loan associations, or other financial institutions.

4.21[Reserved].

4.22[Reserved].

4.23[Reserved].

4.24Undisclosed Liabilities. To MIDSTREAM's Knowledge, there are no liabilities or obligations of Front Range (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, other than (i) liabilities or obligations disclosed in Schedule 4.24, and (ii) current liabilities incurred in the Ordinary Course of Business.

4.25No Other Representations or Warranties; Schedules. Other than as provided in this Article IV, MIDSTREAM makes no other express or implied representation or warranty with respect to Front Range or any of its respective Affiliates, the Assets, or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MLP

MLP hereby represents and warrants to MIDSTREAM:
5.1Organization, Good Standing, and Authorization. MLP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. MLP has all requisite limited partnership power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation by MLP of the transactions contemplated herein have been duly and validly authorized by all necessary limited partnership action by MLP. This Agreement has been duly executed and delivered by MLP.

5.2Enforceability. This Agreement constitutes, and upon execution and delivery of the Transaction Documents to which MLP is a party, such Transaction Documents will constitute, valid and binding obligations of MLP, enforceable against MLP in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor's rights generally and general principles of equity.

5.3No Conflicts. The execution, delivery and performance by MLP of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby, will not:

(a)conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreement to which MLP is a party;
(b)conflict with or violate the organizational documents of MLP; or
(c)violate any Law applicable to MLP.

5.4Consents, Approvals, Authorizations and Governmental Regulations. No order, consent, waiver, permission, authorization or approval of, or exemption by, or the giving of notice to or registration or filing with, any Third Person, is necessary for MLP to execute, deliver and perform this Agreement or the Transaction Documents to which it will be a party.

5.5Litigation. There is no injunction, restraining order or Proceeding pending against MLP that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

5.6Independent Investigation. MLP is knowledgeable in the business of owning and operating natural gas, natural gas liquids facilities, condensate and refined product facilities and has had access to the Assets, the representatives of MIDSTREAM and its Affiliates, and to the records of MIDSTREAM and its Affiliates with respect to the Assets. MLP ACKNOWLEDGES THAT THE ASSETS ARE IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, AND THAT, EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, MIDSTREAM HAS MADE NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED BY MIDSTREAM AND EXCEPT AS SET FORTH IN THIS AGREEMENT, WAIVED BY MLP. MLP FURTHER ACKNOWLEDGES THAT: (I) THE ASSETS WILL BE USED FOR natural gas, natural gas liquids, CONDENSATE AND/OR REFINED PRODUCT OPERATIONS AND PHYSICAL CHANGES IN THE ASSETS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES; (II) THE ASSETS MAY INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE KNOWN BY MIDSTREAM OR READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS OR THE LANDS BURDENED THEREBY; (III) MLP SHALL HAVE INSPECTED PRIOR TO CLOSING, OR SHALL BE DEEMED TO HAVE WAIVED ITS RIGHTS TO INSPECT, THE ASSETS AND THE ASSOCIATED PREMISES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, AND THAT MLP SHALL, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF MAN-MADE MATERIAL FIBERS AND THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS MATERIALS. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, MIDSTREAM MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO (A) THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO MLP WITH RESPECT TO THE SUBJECT INTERESTS, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE SUBJECT INTERESTS, PRICING ASSUMPTIONS, QUALITY OR QUANTITY OF THE SUBJECT INTERESTS, FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR (B) FUTURE VOLUMES OF HYDROCARBONS OR OTHER PRODUCTS TRANSPORTED, TREATED, STORED OR PROCESSED THROUGH OR AT THE ASSETS. With respect to any projection or forecast delivered by or on behalf of MIDSTREAM or its Affiliates to MLP, MLP acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) MLP is familiar with such uncertainties, (iii) MLP is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to MLP and (iv) MLP will not have a claim against MIDSTREAM or any of its advisors or Affiliates with respect to such projections or forecasts.

5.7Broker's or Finder's Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of MLP or any of its Affiliates which is, or following the Closing would be, an obligation of MIDSTREAM or any of its Affiliates.

5.8Investment Intent. MLP is acquiring the Subject Interests for its own account, and not with a view to, or for sale in connection with, the distribution thereof in violation of state or federal Law. MLP acknowledges that the Subject Interests have not been registered under the Securities Act or the securities Laws of any state and neither MIDSTREAM nor any of its Affiliates has any obligation to register the Subject Interests. Without such registration, the Subject Interests may not be sold, pledged, hypothecated or otherwise transferred unless it is determined that registration is not required. MLP, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Subject Interests, and MLP, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Subject Interests.

5.9Available Funds. MLP will have at Closing, sufficient cash to enable it to make payment in immediately available funds of the cash amount specified in Section 2.2 when due and any other amounts to be paid by it hereunder.

ARTICLE VI
COVENANTS

6.1[Reserved].

6.2[Reserved].

6.3[Reserved].

6.4[Reserved].

6.5[Reserved].
.
6.6Preservation of Records. For a period of seven (7) years after the Closing Date, the Party in possession of the originals of the records will retain such records at its sole cost and expense and will make such records available to the other Party to the extent pertaining to such other Parties' obligations hereunder upon reasonable notice for inspection and/or copying, at the expense of the requesting Party, at the headquarters of the Party in possession (or at such other location in the United States as the Party in possession may designate in writing to the other Party) at reasonable times and during regular office hours. MLP agrees that MIDSTREAM may retain a copy of the records to the extent such records pertain to its obligations hereunder.

6.7[Reserved]

6.8[Reserved]

6.9Tax Covenants; Preparation of Tax Returns. MLP shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by Front Range with respect to a Pre-Closing Tax Period; and shall cause Front Range to pay the Taxes shown to be due thereon; provided, however, that MIDSTREAM shall promptly reimburse the MLP for the portion of any Tax attributable to the Subject Interests (including, with respect to Front Range's interest in FRP and the Operating Agreements) that relates to a Pre-Closing Tax Period, to the extent not accrued in the Final Settlement Statement. MIDSTREAM shall furnish to the MLP all information and records reasonably requested by the MLP for use in preparation of any Tax Returns. The Parties shall cause MLP to allow MIDSTREAM to review, comment upon and reasonably approve without undue delay any Tax Return at any time during the twenty (20) day period immediately preceding the filing of such Tax Return.

6.10Further Assurances.

(a)    On and after the Closing Date, the Parties shall cooperate and use their respective reasonable commercial efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated hereby, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such party may reasonably be requested to take by the other party hereto from to time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and contemplated transactions.
(b)    Promptly after Closing, MIDSTREAM covenants and agrees to cooperate with MLP in order to evidence the transfers contemplated by this Agreement, under the Operating Agreements.

(c)    After Closing, and upon request from MLP, MIDSTREAM covenants and agrees to execute a partial assignment of rights-of-way for the 14 mile NGL pipeline as required under the Delegation of Construction Management Agreement among Enterprise Products Operating LLC, WGR Asset Holding Company LLC, DCP Midstream Front Range Pipeline LLC and Front Range Pipeline LLC effective as of March 20, 2012.

ARTICLE VII
CONDITIONS TO CLOSING

7.1MIDSTREAM's Conditions. The obligation of MIDSTREAM to close is subject to the satisfaction of the following conditions, any of which may be waived in MIDSTREAM's sole discretion:

(a)The representations of MLP contained in ARTICLE V shall be true, in all material respects (or, in the case of representations or warranties that are already qualified by a materiality standard, shall be true in all respects) as of Closing.

(b)MLP shall have performed in all material respects the obligations, covenants and agreements of MLP contained herein.
(c)There is no injunction, restraining order or Proceeding pending against MIDSTREAM or the Front Range that restrains or prohibits the consummation of the transactions contemplated by this Agreement.
(d)All of MIDSTREAM's Required Consents shall have been obtained.
(e)MLP shall have made all deliveries in accordance with Section 8.2(b).

7.2MLP's Conditions. The obligation of MLP to close is subject to the satisfaction of the following conditions, any of which may be waived in its sole discretion:

(a)The representations of MIDSTREAM contained in ARTICLE IV shall be true, in all material respects (or in the case of representations or warranties that are already qualified by a materiality standard, shall be true in all respects) as of the Closing.
(b)MIDSTREAM shall have performed, in all material respects, the obligations, covenants and agreements of MIDSTREAM contained herein.
(c)There is no injunction, restraining order or Proceeding pending against MIDSTREAM, Front Range or FRP that restrains or prohibits the consummation of the transactions contemplated by this Agreement.
(d)All of MIDSTREAM's Required Consents shall have been obtained.
(e)There shall have been no events or occurrences that could reasonably be expected to have a Material Adverse Effect.
(f)MIDSTREAM shall have delivered all documents in accordance with Section 8.2(a).

7.3Exceptions. Notwithstanding the provisions of Sections 7.1(a) and 7.1(b) and Sections 7.2(a) and 7.2(b) no Party shall have the right to refuse to close the transaction contemplated hereby by reason of this ARTICLE VII unless (a) in the case of MIDSTREAM, the sum of all representations of MLP contained in ARTICLE V which are not true and all obligations, covenants and agreements which MLP has failed to perform, would reasonably be expected to have a Material Adverse Effect; and (b) in the case of MLP, the sum of all representations of MIDSTREAM contained in ARTICLE IV which are not true and all obligations, covenants and agreements which MIDSTREAM has failed to perform, would reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII
CLOSING

8.1Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place in the offices of MIDSTREAM in Denver,

Colorado at 9:00 a.m. Denver time on the Effective Date; or such other time and place as the Parties agree to in writing (the “Closing Date.

8.2Deliveries at Closing. At the Closing,

(a)MIDSTREAM will execute and deliver or cause to be executed and delivered to MLP:
(i)Each of the Transaction Documents to which MIDSTREAM or Affiliates are a party; and
(ii)A Certificate of a corporate officer or other authorized person dated the Closing Date, certifying on behalf of MIDSTREAM that the conditions in Sections 7.2(a) and 7.2(b) have been fulfilled.

(b)MLP will execute and deliver or cause to be executed and delivered to MIDSTREAM:
(i)Each of the Transaction Documents to which MLP or MLP's Affiliates are a party;
(ii)A certificate of a corporate officer or other authorized person dated the Closing Date certifying on behalf of MLP that the conditions in Sections 7.1(a) and 7.1(b) have been fulfilled; and
(iii)A wire transfer to MIDSTREAM of the amounts due with respect to the Purchase Price (as set forth in the Preliminary Settlement Statement).

ARTICLE IX
INDEMNIFICATION

9.1Indemnification by MLP. Effective upon Closing, MLP shall defend, indemnify and hold harmless MIDSTREAM and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the “MIDSTREAM Indemnitees”) from and against any and all Losses (other than the Reserved Liabilities which are retained by Midstream) asserted against, resulting from, imposed upon or incurred by any of the MIDSTREAM Indemnitees as a result of or arising out of:

(a)the breach of any of the representations or warranties under ARTICLE IV;
(b)the breach of any covenants or agreements of MLP contained in this Agreement; and
(c)to the extent that MIDSTREAM is not required to indemnify any of the MLP Indemnitees pursuant to Section 9.2, the Assumed Obligations.

9.2Indemnification by MIDSTREAM. Effective upon Closing, MIDSTREAM shall defend, indemnify and hold harmless MLP and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the “MLP

Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the MLP Indemnitees as a result of or arising out of:

(a)the breach of any of the representations or warranties under ARTICLE IV (other than Sections 4.1, 4.2, 4.18 and 4.19);
(b)the breach of any of the representations or warranties under Sections 4.1, 4.2, 4.18, 4.19 or the covenants or agreements of MIDSTREAM contained in this Agreement required to be performed after the Closing; and
(c)Any Reserved Liabilities

9.3Deductibles, Caps, Survival and Certain Limitations.

(a)Subject to this Section 9.3, all representations, warranties, covenants and indemnities made by the Parties in this Agreement or pursuant hereto shall survive the Closing as hereinafter provided, and shall not be merged into any instruments or agreements delivered at Closing.
(b)With respect to the obligations of MIDSTREAM:
(i)under Sections 9.2(a) none of the MLP Indemnitees shall be entitled to assert any right to indemnification after one (1) year from the Closing, provided, however, that indemnification obligations under Sections 9.2(b) and 9.2(c) shall survive indefinitely;
(ii)under Section 9.2(a), none of the MLP Indemnitees shall be entitled to assert any right to indemnification unless the individual claim or series of related claims which arise out of substantially the same facts and circumstances exceeds $100,000 (“Qualified Claims”);
(iii)under Section 9.2(a), none of the MLP Indemnitees shall be entitled to assert any right to indemnification unless Qualified Claims for which indemnity is only provided under Section 9.2(a) shall in the aggregate exceed $860,000 and then only to the extent that all such Qualified Claims exceed said amount;
(iv)under Section 9.2(a), none of the MLP Indemnitees shall be entitled to indemnification for any amount in excess of $8,600,000; and
(v)Any indemnification or payment obligations of MIDSTREAM under Section 9.2 resulting from MIDSTREAM's breach of its representations, warranties, covenants or agreements, shall be limited to Losses that are attributable to the Subject Interests or to the transactions pursuant to which MLP acquires the Subject Interests under this Agreement.

(c)Any claim for indemnity under this Agreement made by a Party Indemnitee shall be in writing, be delivered in good faith prior to the expiration of the respective survival period under Section 9.3(b) (to the extent applicable), and specify in reasonable detail the specific nature of the claim for indemnification hereunder (“Claim Notice”). Any such claim that is described in a timely (if applicable) delivered Claim Notice shall survive with respect to the specific matter described therein.
(d)MLP shall not be entitled to indemnification under this Article IX if it had knowledge prior to or on the Effective Date of the breach of any representation, warranty, covenant, agreement or obligation with respect to which MLP is seeking indemnification under this Article IX. A Party shall promptly notify the other Party of any breach of any representation, warranty, covenant or agreement of the other Party made hereunder of which such Party has knowledge prior to the Effective Date.
(e)All Losses indemnified hereunder shall be determined net of any (i) Third Person Awards, (ii) Tax Benefits, and (iii) amount which specifically pertains to such Loss and is reflected in the calculations of the amounts set forth on the Final Settlement Statement.
9.4Notice of Asserted Liability; Opportunity to Defend.
(a)All claims for indemnification hereunder shall be subject to the provisions of this Section 9.4. Any Person claiming indemnification hereunder is referred to herein as the “Indemnified Party” or “Indemnitee” and any person against whom such claims are asserted hereunder is referred to herein as the “Indemnifying Party” or “Indemnitor.”
(b)If any Claim is asserted against or any Loss is sought to be collected from an Indemnified Party, the Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The failure to give any such Claim Notice shall not otherwise affect the rights of the Indemnified Party to indemnification hereunder unless the Indemnified Party has proceeded to contest, defend or settle such Claim or remedy such a Loss with respect to which it has failed to give a Claim Notice to the Indemnifying Party, but only to the extent the Indemnifying Party is prejudiced thereby. Additionally, to the extent the Indemnifying Party is prejudiced thereby, the failure to provide a Claim Notice to the Indemnifying Party shall relieve the Indemnifying Party from liability for such Claims and Losses that it may have to the Indemnified Party, but only to the extent the liability for such Claims or Losses is directly attributable to such failure to provide the Claim Notice.
(c)The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability to the Indemnified Party hereunder with respect to the Claim or Loss, and in the event of a dispute, such dispute shall be resolved in the manner set forth in Section 10.8 hereof, (ii) in the case where Losses are asserted against or sought to be collected from an Indemnifying Party by the Indemnified Party, whether or not the Indemnifying Party shall at its own sole cost and expense remedy such Losses or (iii) in the case where Claims are asserted against or sought to be collected from an Indemnified Party, whether or not the Indemnifying Party shall at its own sole cost and expense defend the Indemnified Party against such Claim; provided however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the

Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party.
(d)If the Indemnifying Party does not give notice to the Indemnified Party of its election to contest and defend any such Claim described in Section 9.4(c)(iii) within the Notice Period, then the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith.
(e)If the Indemnifying Party is obligated to defend and indemnify the Indemnified Party, and the Parties have a conflict of interest with respect to any such Claim, then the Indemnified Party may, in its sole discretion, separately and independently contest and defend such Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith.
(f)If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it shall defend the Indemnified Party against a Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings, and with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such Proceedings shall be promptly settled (subject to obtaining a full and complete release of all Indemnified Parties) or prosecuted by it to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If the Indemnified Party joins in any such Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto, as long as such action could not create a liability to any of the Indemnified Parties, in which case, such action would require the prior written consent of any Indemnified Party so affected.
(g)If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim and in making any counterclaim against the Third Person asserting the Claim, or any cross-complaint against any person as long as such cooperation, counterclaim or cross-complaint could not create a liability to any of the Indemnified Parties.
(h)At any time after the commencement of defense by Indemnifying Party under Section 9.4(f) above of any Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of the asserted Claim, but only if the Indemnifying Party agrees in writing to be solely liable for such Claim; whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party. If the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Party would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay to compromise such Claim; provided that, the other Person to the contested Claim had agreed in writing to accept such amount in payment or compromise of the Claim as of the time the Indemnifying Party made its request therefor to the Indemnified Party, and further provided that, under such proposed compromise, the Indemnified Party would be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Claim.
9.5Materiality Conditions. For purposes of determining whether an event described in this ARTICLE IX as occurred for which indemnification under this ARTICLE IX can be sought, any requirement in any representation, warranty, covenant or agreement by MIDSTREAM or MLP, as applicable, contained in this Agreement that an event or fact be “material,” “Material,” meet a certain minimum dollar threshold or have a “Material Adverse Effect” or a material adverse effect (each a “Materiality Condition”) in order for such event or fact to constitute a misrepresentation or breach of such representation, warranty, covenant or agreement under this Agreement, such Materiality Condition shall be disregarded and such representations, warranties, covenants or agreements shall be construed solely for purposes of this ARTICLE IX as if they did not contain such Materiality Conditions. Notwithstanding anything in this Section 9.5, any claim for indemnification under this ARTICLE IX will be subject to Section 9.3.

9.6Exclusive Remedy. AS BETWEEN THE MLP INDEMNITEES AND THE MIDSTREAM INDEMNITEES, AFTER CLOSING (A) THE EXPRESS INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT, WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO SAID AGREEMENT AND THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR THEREIN OR CONTEMPLATED THEREBY (OTHER THAN THE OTHER TRANSACTION DOCUMENTS) AND (B) NO PARTY HERETO NOR ANY OF ITS RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST ANY OTHER PARTY OR ITS AFFILIATES WITH RESPECT TO THE TRANSACTIONS PROVIDED FOR HEREIN OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS.

9.7Negligence and Strict Liability Waiver. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY.

9.8Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER MIDSTREAM OR MLP BE LIABLE TO THE OTHER, OR TO THE OTHERS' INDEMNITEES, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES OR LOSS OF PROFITS; PROVIDED THAT, IF ANY OF THE MIDSTREAM INDEMNITEES OR MLP INDEMNITEES IS HELD LIABLE TO A THIRD PERSON FOR ANY SUCH DAMAGES AND THE INDEMNITOR IS OBLIGATED TO INDEMNIFY SUCH MIDSTREAM INDEMNITEES OR MLP INDEMNITEES FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE

INDEMNITOR SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH INDEMNITEES FOR SUCH DAMAGES.

9.9Bold and/or Capitalized Letters. THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1Expenses. Unless otherwise specifically provided for herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby.

10.2Further Assurances. From time to time, and without further consideration, each Party will execute and deliver to the other Party such documents and take such actions as the other Party may reasonably request in order to more effectively implement and carry into effect the transactions contemplated by this Agreement.

10.3Transfer Taxes. The Parties believe that the sale of the Subject Interests as provided for herein is exempt from or is otherwise not subject to any sales, use, transfer, or similar Taxes. If any such sales, transfer, use or similar Taxes are due or should hereafter become due (including penalties and interest thereon) by reason of this transaction, MLP shall timely pay and solely bear all such type of Taxes.

10.4Assignment. Neither Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party; provided, however, MLP shall be permitted to assign this Agreement to an Affiliate prior to Closing, provided, that, notwithstanding such assignment, MLP shall continue to remain responsible for all obligations of MLP hereunder following such assignment.

10.5Entire Agreement,, Amendments and Waiver. This Agreement, together with the Transaction Documents and all certificates, documents, instruments and writings that are delivered pursuant hereto and thereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by the Parties specifically stating that it amends, supersedes or cancels this Agreement. Any of the terms of this Agreement and any condition to a Party's obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by either Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.

10.6Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

10.7Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8Governing Law, Dispute Resolution and Arbitration.
(a)Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of Colorado, without reference to conflicts of Laws principles.
(b)Negotiation. In the event of any Arbitral Dispute, the Parties shall promptly seek to resolve any such Arbitral Dispute by negotiations between senior executives of the Parties who have authority to settle the Arbitral Dispute. When a Party believes there is an Arbitral Dispute under this Agreement that Party will give the other Party written notice of the Arbitral Dispute. Within thirty (30) days after receipt of such notice, the receiving Party shall submit to the other a written response. Both the notice and response shall include (i) a statement of each Party's position and a summary of the evidence and arguments supporting such position, and (ii) the name, title, fax number, and telephone number of the executive or executives who will represent that Party. If the Arbitral Dispute involves a claim arising out of the actions of any Person not a signatory to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional thirty (30) days, to investigate the Arbitral Dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place within fifteen (15) days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Arbitral Dispute. If one of the executives intends to be accompanied at a meeting by an attorney, the other executive shall be given at least five (5) Business Days' notice of such intention and may also be accompanied by an attorney.
(c)Failure to Resolve. If the Arbitral Dispute has not been resolved within sixty (60) days after the date of the response given pursuant to Section 10.8(b) above, or such additional time, if any, that the Parties mutually agree to in writing, or if the Party receiving such notice denies the applicability of the provisions of Section 10.8(b) or otherwise refuses to participate under the provisions of Section 10.8(b), either Party may initiate binding arbitration pursuant to the provisions of Section 10.8(d) below.
(d)Arbitration. Any Arbitral Disputes not settled pursuant to the foregoing provisions shall be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“Arbitration Rules”), as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code) and in accordance with the following provisions:

(i)If there is any inconsistency between this Section 10.8(d) and the Arbitration Rules or the Federal Arbitration Act, the terms of this Section 10.8(d) will control the rights and obligations of the Parties.
(ii)Arbitration shall be initiated by a Party serving written notice, via certified mail, on the other Party that the first Party elects to refer the Arbitral Dispute to binding arbitration, along with the name of the arbitrator appointed by the Party demanding arbitration and a statement of the matter in controversy. Within thirty (30) days after receipt of such demand for arbitration, the receiving Party shall name its arbitrator. If the receiving Party fails or refuses to name its arbitrator within such thirty (30) day period, the second arbitrator shall be appointed, upon request of the Party demanding arbitration, by the Chief U.S. District Court Judge for the District of Colorado, or such other person designated by such judge. The two arbitrators so selected shall within thirty (30) days after their designation select a third arbitrator; provided, however, that if the two arbitrators are not able to agree on a third arbitrator within such thirty (30) day period, either Party may request the Chief U.S. District Court Judge for the District of Colorado, or such other person designated by such judge to select the third arbitrator as soon as possible. If the Judge declines to appoint an arbitrator, appointment shall be made, upon application of either Party, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. If any arbitrator refuses or fails to fulfill his or her duties hereunder, such arbitrator shall be replaced by the Party which selected such arbitrator (or if such arbitrator was selected by another Person, through the procedure which such arbitrator was selected) pursuant to the foregoing provisions.
(iii)The hearing will be conducted in Denver, Colorado, no later than sixty (60) days following the selection of the arbitrators or thirty (30) days after all prehearing discovery has been completed, whichever is later, at which the Parties shall present such evidence and witnesses as they may choose, with or without counsel. The Parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible.
(iv)Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties. Any such decision may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment in such court.
(v)The arbitrators shall have no right or authority to grant or award exemplary, punitive, remote, speculative, consequential, special or incidental damages.
(vi)The Federal Rules of Civil Procedure, as modified or supplemented by the local rules of civil procedure for the U.S. District Court of Colorado, shall apply in the arbitration. The Parties shall make their witnesses available in a timely manner for discovery pursuant to such rules. If a Party fails to comply with this discovery agreement within the time established by the arbitrators, after resolving any discovery disputes, the arbitrators may take such failure to comply into consideration in reaching their decision. All discovery disputes shall be resolved by the arbitrators pursuant to the procedures set forth in the Federal Rules of Civil Procedure.
(vii)Adherence to formal rules of evidence shall not be required. The arbitrators shall consider any evidence and testimony that they determine to be relevant.
(viii)The Parties hereby request that the arbitrators render their decision within thirty (30) days following conclusion of the hearing.
(ix)The defenses of statute of limitations and laches shall be tolled from and after the date a Party gives the other Party written notice of an Arbitral Dispute as provided in Section 10.8(b) above until such time as the Arbitral Dispute has been resolved pursuant to Section 10.8(b), or an arbitration award has been entered pursuant to this Section 10.8(d).
(e)Recovery of Costs and Attorneys' Fees. If arbitration arising out of this Agreement is initiated by either Party, the decision of the arbitrators may include the award of court costs, fees and expenses of such arbitration (including reasonable attorneys' fees).
(f)Choice of Forum. If, despite the Parties' agreement to submit any Arbitral Disputes to binding arbitration, there are any court proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, such proceedings shall be brought and tried in, and the Parties hereby consent to the jurisdiction of, the federal or state courts situated in the City and County of Denver, State of Colorado.
(g)Jury Waivers. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY.
(h)Settlement Proceedings. All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 10.8, briefs and the award shall be held confidential by each Party and the arbitrators, and shall be treated as compromise and settlement negotiations for the purposes of the Federal and State Rules of Evidence.

10.9Notices and Addresses.
Any notice, request, instruction, waiver or other communication to be given hereunder by either Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:

MLP:	DCP Midstream Partners, LP 370 - 17th Street, Suite 2500 Denver, Colorado 80202 Telephone: (303) 633-2900 Facsimile: (303) 633-2921 Attn: President
with a copy to:	DCP Midstream Partners, LP 370 - 17th Street, Suite 2500 Denver, Colorado 80202 Telephone: (303) 633-2900 Facsimile: (303) 633-2921 Attn: General Counsel
MIDSTREAM:	DCP Midstream, LP 370 - 17th Street, Suite 2500 Denver, Colorado 80202 Telephone: (303) 595-3331 Facsimile: (303) 605-2226 Attn: President
with a copy to:	DCP Midstream, LP 370 - 17th Street, Suite 2500 Denver, Colorado 80202 Telephone: (303) 605-1730 Facsimile: (303) 605-2226 Attn: General Counsel
or at such other address as either Party may designate by written notice to the other Party in the manner provided in this Section 10.9. Notice by mail shall be deemed to have been given and received on the third (3rd) day after posting. Notice by messenger, overnight delivery service, facsimile transmission (with answer-back confirmation) or personal delivery shall be deemed given on the date of actual delivery.
10.10Press Releases. Except as may otherwise be required by securities Laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be no press release or public communication concerning the transactions contemplated by this Agreement by either Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld or delayed. MLP and MIDSTREAM will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and, subject to legal constraints, to the form and content of any application or report to be made to any Governmental Authority that relates to the transactions contemplated by this Agreement.

10.11Offset. Nothing contained herein or in any Transaction Document shall create a right of offset or setoff for any Party under this Agreement and each Party hereby waives and disclaims any such right of offset or setoff under all applicable Law (including common Law).

10.12No Partnership; Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of ARTICLE IX shall inure to the benefit of the MLP Indemnitees and the MIDSTREAM Indemnitees as provided therein.

10.13Negotiated Transaction. The provisions of this Agreement were negotiated by the Parties, and this Agreement shall be deemed to have been drafted by both Parties.

THE PARTIES HAVE signed this Agreement by their duly authorized officials as of the date first set forth above.
[Signatures begin on next page]

DCP MIDSTREAM, LP By: /s/ Brian S. Frederick Name: Brian S. Frederick Title: President, North and South
DCP MIDSTREAM PARTNERS, LP

By: DCP MIDSTREAM GP, LP,
Its General Partner

By: DCP MIDSTREAM GP, LLC,
Its General Partner

By: /s/ William S. Waldheim
Name: William S. Waldheim
Title: President and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT